Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Cartesian Therapeutics, Inc. (formerly known as Selecta Biosciences, Inc.) of our report dated January 23, 2024, relating to the financial statements of Cartesian Therapeutics, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Potomac, Maryland

August 2, 2024